Exhibit 99

HILLENBRAND INDUSTRIES Financial Press Release

HILLENBRAND INDUSTRIES ANNOUNCES AUDITED FISCAL 2003 YEAR-END
EARNINGS AND REVENUE RESULTS

The Company Increases Fiscal 2004 First Quarter Earnings Per Share Guidance

BATESVILLE, IND., DECEMBER 23, 2003 —Hillenbrand Industries Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced audited fiscal 2003 income from continuing operations for the year ended September 30, 2003 of $182 million, or $2.93 per fully diluted share, compared with income from continuing operations of $35 million, or $0.56 per fully diluted share in the twelve months ended September 30, 2002. The Company also reported fourth quarter income from continuing operations of $55 million, or $0.89 per fully diluted share, compared with a loss of $112 million, or $1.80 per fully diluted share in the prior year fourth quarter. Audited consolidated revenues from continuing operations decreased modestly to approximately $2,042 million in 2003 compared to $2,057 million in 2002.

These results are lower than the Company’s previous unaudited results released on November 13, 2003 as a consequence of an investigation voluntarily initiated by the Audit Committee of the Board of Directors after receipt by one of its members of an anonymous letter that alleged potential issues related to the timing of revenue recognition at Hill-Rom. The Audit Committee engaged independent counsel to investigate the matter with assistance of forensic accountants. That investigation did not identify any fraud or illegal conduct. However, in the course of the investigation a limited number of sales transactions were identified and corresponding adjustments were reflected in our audited financial results. The adjustments reduced revenue and net income by approximately $5 million and $1 million, respectively, from the earlier released results. Senior management and the Audit Committee will continue to assess and enhance, where appropriate, the Company’s disclosure controls and procedures in order to ensure their ongoing effectiveness.

The Company is also updating its revenue and earnings guidance from continuing operations for the first quarter of fiscal 2004, ended December 31, 2003. Consolidated revenues are expected to be between $510 and $520 million, higher than the previous guidance of $500 to $515 million. Additionally, previous fully diluted earnings per share guidance from continuing operations for the fiscal 2004 first quarter of $0.66 to $0.71 per fully diluted share has been increased to a range of $0.83 to $0.87 per fully diluted share.

Frederick W. Rockwood, president and chief executive officer said, “While our audited revenue and earnings results are slightly lower than previously reported unaudited performance, they are in the range of our guidance for the 2003 fiscal year.” In commenting on the fiscal 2004 first quarter revenue and earnings per share guidance increase, Mr. Rockwood continued, “It’s prudent to increase 2004 first quarter guidance at this time for several reasons. First, we should recognize portfolio re-balancing gains in our Forethought investment portfolio in the quarter of between $6 and $8 million. Additionally, we’re experiencing first quarter revenue results at the high end of our range of guidance across all our operating companies at the same time we’re experiencing lower than anticipated first quarter operating expenses. It is our belief that a significant portion of the lower operating expense benefit may be timing related and may move later into the year. At this time, guidance for the full year will remain unchanged.”

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The Company anticipates it will file its 2003 Fiscal Year Report on Form 10-K with the Securities and Exchange Commission (SEC) today, December 23, 2004. Additionally, the Company expects to close its previously announced acquisition of Mediq, Inc. (Mediq) in mid-January. Subsequent to the completion of this transaction, the Company will release a revised earnings outlook for the remainder of fiscal 2004 and an integration plan update on both the Mediq and Advanced Respiratory acquisitions on its mid-February first quarter results conference call.

Hillenbrand Industries Inc.
 Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville. Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, non-invasive therapeutic devices and surfaces, stretchers, furniture, communication systems and headwall systems. Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:
 Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. Hillenbrand has tried, wherever possible, to identify these forward-looking statements using words such as “should,” “believes,” “expects,” “expected,” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include, without limitation, those regarding the increase in revenue and earnings per share guidance for the fiscal 2004 first quarter and the timing of the closing of the Mediq transaction. It is important to note that actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ are included in the Company’s Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission later today. Readers should also refer to the various disclosures made by Hillenbrand in its periodic reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

Contacts:
 Hillenbrand Industries: Wendy Wilson, Vice President, Investor Relations, 812-934-7670, Christopher P. Feeney, Director, Public Affairs and Corporate Communications, 812-934-8197

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